Exhibit 4.3

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of September 10, 2021, by and among Salem Media Group, Inc., a Delaware corporation (the “Issuer”), the “Guarantors” (as defined in the Indenture referred to below) and U.S. Bank National Association as trustee (in such capacity and not in its individual capacity, the “Trustee”) and collateral agent (in such capacity and not in its individual capacity, the “Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 19, 2017, providing for the issuance of 6.750% Senior Secured Notes due 2024 (the “Notes”), and a Security Agreement (the “Security Agreement”), dated as of May 19, 2017, providing for certain Liens on the Collateral in connection therewith.

WHEREAS, Section 9.2 of the Indenture provides that the Indenture and the Security Documents may be amended or supplemented as it pertains to the Notes with the consent of the majority of in aggregate principal amount of the outstanding Notes (the “Majority of the Holders”) and, as it pertains to the Security Documents, the Permitted Additional Pari Passu Obligations, voting as a single class;

WHEREAS, no Permitted Additional Pari Passu Obligations are outstanding as of the date hereof;

WHEREAS, the amendments to the Indenture set forth in Section 2 of this First Supplemental Indenture and the amendments to the Security Agreement set forth in Section 3 of this First Supplemental Indenture (the “Proposed Amendments”) require the consent of the Majority of the Holders;

WHEREAS, the Issuer has obtained the written consent to the Proposed Amendments from the Majority of Holders (the “Requisite Consents”), which have not been validly revoked prior to the date hereof;

WHEREAS, upon execution of this First Supplemental Indenture by the parties hereto, the Holders who have delivered the Requisite Consents shall not be permitted to revoke such consents;

WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make this First Supplemental Indenture valid and binding have been complied with or done and performed;

WHEREAS, the Trustee is indemnified pursuant to Section 7.7 of the Indenture in connection with the Trustee’s execution of this First Supplemental Indenture;

WHEREAS, pursuant to Sections 9.2 and 9.5 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture; and

1.

WHEREAS, the Issuer has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of the resolutions of the Board of Directors of the Company authorizing the execution of this First Supplemental Indenture and (ii) the Officer’s Certificate and the Opinion of Counsel described in Sections 7.2, 9.5 and 13.4 of the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENTS TO INDENTURE.

2.1 Section 1.1 of the Indenture (“Definitions”) is hereby amended by adding the following definitions, which shall be inserted in proper alpha-numeric order:

“First Supplemental Indenture” means that certain First Supplemental Indenture to the Indenture, by and among the Company, the Guarantors, the Trustee and the Collateral Agent, dated as of September 10, 2021.

“2028 Notes Collateral Agent” means U.S. Bank National Association, and any successor thereto, as collateral agent for the 2028 Senior Notes.

“2028 Notes Indenture” means the Indenture, dated as of September 10, 2021, by and among the Issuer, the guarantors party thereto, the 2028 Notes Trustee and the 2028 Notes Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“2028 Notes Trustee” means U.S. Bank National Association, and any successor thereto, as trustee under the Existing Notes Indenture.

“2028 Senior Notes” means (i) the 7.125% Senior Secured Notes due 2028 issued by the Issuer pursuant to the 2028 Notes Indenture (the “Initial Senior Notes”) and (ii) any Additional Notes (as defined in the 2028 Notes Indenture) issued from time to time under and in accordance with the terms of the 2028 Notes Indenture (the “Additional Senior Notes”).

“Notes Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of September 10, 2021, in form and content as set forth as Exhibit E attached hereto and incorporated by reference, by and among the Issuer, the other grantors party thereto, the Collateral Agent and the 2028 Notes Collateral Agent, as amended, modified, restated, supplemented or replaced from time to time.

“Intercreditor Agreements” means the ABL Intercreditor Agreement and the Notes Intercreditor Agreement.

2.2 The definition of “Security Documents” in the Indenture shall be amended by replacing it with the following definition:

2.

“Security Documents” means the Security Agreement, the Mortgages, the Intercreditor Agreement, the Notes Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, and other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

2.3 The definition of “Permitted Collateral Liens” in the Indenture shall be amended by adding the following at the end thereof as clauses (viii) and (ix):

“(viii) Liens securing the 2028 Notes, the guarantees in respect of the 2028 Notes relating thereto and any Obligations with respect to such 2028 Notes and guarantees; provided that, in each case, such Liens (i) may be senior in priority to the Liens securing the Notes and (ii) shall be subject to the Notes Intercreditor Agreement; and

(ix) Liens on the Collateral in favor of the 2028 Notes Collateral Agent relating to the 2028 Notes Collateral Agent’s administrative expenses with respect to the Collateral.”

2.4 The definition of “Permitted Debt” in the Indenture shall be amended by deleting clause (xvi) thereof and replacing it with the following:

“(xvi) Refinancing Debt in respect of Debt permitted by clauses (ii), (iii), (iv), (xv) above, this clause (xvi), clause (xix) below or the first paragraph of Section 4.9.”

2.5 The definition of “Permitted Debt” in the Indenture shall be amended by adding the following at the end thereof as clause (xix):

“(xix) Debt incurred under the 2028 Senior Notes (including any Additional Notes issued under the 2028 Notes Indenture) and any guarantees thereof and contribution, indemnification and reimbursement obligations owed by the Company or any Guarantor to any of the other of them in respect of amounts paid or payable on the 2028 Senior Notes (and any such Additional Notes) and, in each case, Refinancing Debt in respect thereof.”

2.6 The definition of “Permitted Liens” in the Indenture shall be amended by deleting clause (x) thereof and replacing it with the following:

“(x) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (i) and (vii) and clause (xxv); provided that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not greater than the sum of the outstanding principal amount of the refinanced Debt plus any fees and expenses, including premiums or original issue discount related to such extension, renewal, refinancing or refunding;”

3.

2.7 The definition of “Permitted Liens” in the Indenture shall be amended by adding the following immediately prior to subsection (xxv) thereof (which after this amendment shall be renumbered subsection (xxvi):

“(xxv) Liens, subject to the Notes Intercreditor Agreement, securing Debt Incurred pursuant to clause (xix) of the definition of Permitted Debt and any Refinancing Debt.”

2.8 Section 4.8 of the Indenture is hereby amended by deleting clause (a) thereof and replacing it with the following:

“(a) any encumbrance or restriction (1) in existence on the Issue Date, including those required by the Credit Agreement or any future Debt incurred in compliance with the Credit Agreement (so long as such restrictions are not materially more restrictive, taken as a whole, than the Credit Agreement) and (2) in the 2028 Notes Indenture, and, in each case, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, in the good faith judgment of the Company, are not materially more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date or refinancings thereof”

2.9 Section 4.10 of the Indenture is hereby amended and restated in its entirety as follows:

“The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Interests issued or sold or otherwise disposed of;

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Eligible Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Company or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 365 days of their receipt to the extent of the cash received in that conversion; and

4.

(c) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (when taken together with all other Designated Non-cash Consideration received pursuant to this clause (c)) that does not exceed 5% of Total Assets at the time of receipt of such Designated Non-cash Consideration being measured at the time it was received and without giving effect to subsequent changes in value; and

(3) if such Asset Sale involves the disposition of Collateral, the Company or such Subsidiary has complied with Article X and the Security Documents.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

(1) to the extent such Net Cash Proceeds constitutes proceeds from the sale of ABL Priority Collateral (as defined in the Credit Agreement), to repay ABL Obligations;

(2) to permanently repay or purchase the 2028 Senior Notes;

(3) to make one or more offers to the holders of the Notes (and, at the option of the Company, the holders of Permitted Additional Pari Passu Obligations) to purchase Notes (and such Permitted Additional Pari Passu Obligations) pursuant to and subject to the conditions contained in this Indenture; provided, however, that in connection with any prepayment, repayment or purchase of Debt pursuant to this clause (2), the Company or such Restricted Subsidiary shall permanently retire such Debt and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided, further, that if the Company or such Restricted Subsidiary shall so reduce any Permitted Additional Pari Passu Obligations, the Company will offer to equally and ratably reduce Debt under the Notes by making an offer to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, the pro rata principal amount of the Notes, such offer to be conducted in accordance with the procedures set forth in the following paragraph but without any further limitation in amount;

(4) to acquire assets constituting, or any Capital Interests of, a Permitted Business, if, after giving effect to any such acquisition of Capital Interests, such assets are owned by the Company or a Restricted Subsidiary or the Person owning such Permitted Business is or becomes a Restricted Subsidiary of the Company; provided that if such Net Cash Proceeds are received in respect of Collateral, such assets are pledged as Collateral under the Security Documents;

(5) to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of this Indenture; provided that if such Net Cash Proceeds are received in respect of Collateral, such assets are pledged as Collateral under the Security Documents;

5.

(6) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; provided that if such Net Cash Proceeds are received in respect of Collateral, such assets are pledged as Collateral under the Security Documents; or

(7) any combination of the foregoing;

provided that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive agreement committing it to apply such Net Cash Proceeds in accordance with the requirements of clause (2), (3), (4) or (5), or any combination thereof, of this paragraph, such 365-day period will be extended up to an additional 180 days with respect to the amount of Net Cash Proceeds so committed. Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce borrowings under the Credit Agreement.

Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph of this Section 4.10 will be treated as set forth in the 2028 Notes Indenture.”

2.10 The first and second paragraphs of Section 4.16 of the Indenture are hereby amended and restated in their entirety as follows:

“In the event of an Event of Loss resulting in Net Loss Proceeds in excess of $5.0 million, the Company or the affected Restricted Subsidiary of the Company, as the case may be, may (and to the extent required pursuant to the terms of any lease encumbered by a Mortgage shall) (x) to the extent such Net Loss Proceeds constitute ABL Priority Collateral (as defined in the Credit Agreement), repay ABL Obligations with or reinvest such Net Loss Proceeds in accordance with the ABL Documents, (y) to the extent such Net Loss Proceeds constitute (i) proceeds from an Event of Loss with respect to Real Property or (ii) up to 50% of Net Loss Proceeds from Events of Loss with respect to property and assets (other than Real Property), to purchase, redeem or make one or more offers to purchase the Notes, provided that in connection with any prepayment, repayment or purchase of Debt pursuant to this sentence, the Company or such Restricted Subsidiary shall permanently retire and cancel such Notes or (z) otherwise apply the Net Loss Proceeds from such Event of Loss to (1) permanently repay or purchase the 2028 Notes or (2) the rebuilding, repair, replacement or construction of improvements to the property affected by such Event of Loss, or the cost of purchase or construction of other assets useful in the business of the Company or its Restricted Subsidiaries with no concurrent obligation to offer to purchase any of the Notes; provided, however, that the Company delivers to the Trustee within 90 days of such Event of Loss an Officers’ Certificate certifying that the Company applied (or will apply within 365 days after receipt of any anticipated insurance or similar proceeds) the Net Loss Proceeds in accordance with this sentence.

Any Net Loss Proceeds that are not applied or reinvested or not permitted to be applied or reinvested as provided in the first sentence of this Section 4.16 will be treated as set forth in the 2028 Notes Indenture.”

6.

2.11 Section 13.15 of the Indenture entitled “Intercreditor Agreement” is hereby amended and restated in its entirety to read as follows:

The Trustee, the Collateral Agent and the Holders are bound by the terms of the Intercreditor Agreements and the other Security Documents.

2.12 The Indenture is hereby amended by adding the form of the Notes Intercreditor Agreement as Exhibit “E” to the Indenture.

3. AMENDMENTS TO SECURITY AGREEMENT.

3.1 Section 1.2 of the Security Agreement (“Definitions”) is hereby amended by restating clause (xxi) as follows:

(xxi) “Intercreditor Agreements” has the meaning set forth in Section 31.

3.2 Section 31 of the Security Agreement is hereby amended and restated in its entirety as follows:

Intercreditor Agreements Control. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Collateral Agent, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, are subject to the provisions of (i) the Intercreditor Agreement dated as of May 19, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), between Wells Fargo Bank, National Association, as the Revolving Collateral Agent, and U.S. Bank National Association, as the Notes Collateral Agent and (ii) the Intercreditor Agreement dated as of September 10, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Notes Intercreditor Agreement” and, together with the ABL Intercreditor Agreement, the “Intercreditor Agreements”), between the Notes Collateral Agent, as the Junior Priority Agent, and U.S. Bank National Association, as the Senior Priority Agent. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, as between the Revolving Claimholders and the Notes Claimholders (as each term is defined in the ABL Intercreditor Agreement), the terms of the ABL Intercreditor Agreement shall govern and control. In the event of any conflict between the terms of the Notes Intercreditor Agreement and the terms of this Agreement, the terms of the Notes Intercreditor Agreement shall govern and control. Notwithstanding anything herein to the contrary, so long as the ABL Intercreditor Agreement is in effect, any requirement to deliver possession of any Revolving Priority Collateral to the Collateral Agent or to give the Collateral Agent “control” over any Revolving Priority Collateral (to the extent only one Person can hold “control” under applicable law) shall be deemed to be satisfied if the ABL Agent shall have such possession or control and has agreed in the ABL Intercreditor Agreement to also hold such possession or control as agent or bailee for the benefit of the Collateral Agent.

3.3 The Security Agreement is hereby amended such that, except as set forth in Section 3.4 below and other than in Section 31 thereof (as amended hereby), each reference to “Intercreditor Agreement” shall be revised to read “Intercreditor Agreements”.

7.

3.4 The Security Agreement is hereby amended such that each reference therein to “(or the ABL Agent as the Collateral Agent’s bailee for perfection pursuant to the Intercreditor Agreement)” shall be restated as follows:

“(or the ABL Agent as the Collateral Agent’s bailee for perfection pursuant to the ABL Intercreditor Agreement)”

4. NOTES INTERCREDITOR AGREEMENT. In connection with the transactions contemplated by this First Supplemental Indenture, the Issuer, the Guarantors, the Collateral Agent (based solely on the direction of the Majority of Holders in connection with the execution and delivery of this First Supplemental Indenture) and the 2028 Notes Collateral Agent shall enter into that certain Intercreditor Agreement, dated as of the date hereof, in substantially the form set forth as Exhibit A attached hereto.

5. REPRESENTATIONS AND WARRANTIES. The Issuer represents and warrants that this First Supplemental Indenture and the Notes Intercreditor Agreement shall be effective with the consent of the Majority of Holders. The Issuer further represents and warrants that no Default or Event of Default shall have occurred and be continuing immediately prior to the effectiveness of this First Supplemental Indenture, nor shall a Default or Event of Default occur as a results of the transactions contemplated by this First Supplemental Indenture.

6. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE. The parties to this First Supplemental Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to this First Supplemental Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an in-convenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7. RATIFICATION, CONFIRMATION AND PRESERVATION. Except as expressly amended hereby, each of the Indenture and the Security Agreement continues in full force and effect and is in all respects confirmed, ratified and preserved and the provisions thereof shall be applicable to the Notes and this First Supplemental Indenture. For the avoidance of doubt, the proceeds of any Asset Sale or Event of Loss occurring prior to the date hereof (including any Excess Proceeds or Excess Loss Proceeds in respect thereof) shall be applied in accordance with and subject to the terms of the Indenture, prior to giving effect to this First Supplemental Indenture. Upon the execution and delivery of this First Supplemental Indenture by the Issuer and the Trustee, this First Supplemental Indenture shall form a part of the Indenture for all purposes, and the Issuer and the Trustee and every Holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references to the “Indenture,” whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this First Supplemental Indenture (whether or not made), unless the context shall otherwise require.

8.

8. INDENTURE AND FIRST SUPPLEMENTAL INDENTURE CONSTRUED TOGETHER. This First Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together for all purposes.

9. BENEFITS OF FIRST SUPPLEMENTAL INDENTURE. Nothing in this First Supplemental Indenture, express or implied, shall give any Person other than the parties hereto and their successors and the Holders any benefit of any legal or equitable right, remedy or claim under this First Supplemental Indenture.

10. SUCCESSORS. All agreements of the parties hereto shall bind their respective successors.

11. COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

12. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

13. THE TRUSTEE AND THE COLLATERAL AGENT. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer. The Trustee and the Collateral Agent are entering into this First Supplemental Indenture and the Notes Intercreditor Agreement solely in their capacity as such upon the direction of the Majority of Holders and in reliance on the Officers’ Certificate and Opinion of Counsel delivered to the Trustee and the Collateral Agent in connection herewith. The Trustee and the Collateral Agent shall be entitled to all of the rights, privileges and immunities set forth in the Indenture and the Security Documents as though fully incorporated herein.

[Signature pages follow]

9.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

SALEM MEDIA GROUP, INC.

By:	/s/ Christopher J. Henderson
	Name:	Christopher J. Henderson
	Title:	Executive Vice President, Legal and Human Resources, General Counsel and Board Secretary

EAGLE PRODUCTS, LLC NEW AGGREGATOR, LLC SALEM NEWS CHANNEL, LLC as a Guarantor

By:	SALEM COMMUNICATIONS HOLDING CORPORATION, as Managing Member

By:	/s/ Christopher J. Henderson
	Name:	Christopher J. Henderson
	Title:	Executive Vice President, Legal and Human Resources, General Counsel and Board Secretary

INSPIRATION MEDIA OF TEXAS, LLC

SALEM MEDIA OF ILLINOIS, LLC

SALEM MEDIA OF MASSACHUSETTS, LLC

SALEM RADIO OPERATIONS, LLC

SALEM SATELLITE MEDIA, LLC

SALEM WEB NETWORK, LLC

SCA-PALO ALTO, LLC

as Guarantors

By:		SCA LICENSE CORPORATION as Managing Member

By:	/s/ Christopher J. Henderson
	Name:	Christopher J. Henderson
	Title:	Executive Vice President, Legal and Human Resources, General Counsel and Board Secretary

10.

SALEM MEDIA OF NEW YORK, LLC

BY:	SALEM RADIO OPERATIONS, LLC, ITS MANAGER

By:	/s/ Christopher J. Henderson

Name:	Christopher J. Henderson
Title:	Executive Vice President, Legal and Human Resources, General Counsel and Board Secretary

AIR HOT, INC.

BISON MEDIA, INC.

INSPIRATION MEDIA, INC.

NEW INSPIRATION BROADCASTING COMPANY, INC.

NI ACQUISITION CORP.

REACH SATELLITE NETWORK, INC.

SALEM CONSUMER PRODUCTS, INC.

SALEM COMMUNICATIONS HOLDING CORPORATION

SALEM MEDIA OF COLORADO, INC.

SALEM MEDIA OF HAWAII, INC.

SALEM MEDIA OF OHIO, INC.

SALEM MEDIA OF OREGON, INC.

SALEM MEDIA OF TEXAS, INC.

SALEM MEDIA REPRESENTATIVES, INC.

SALEM RADIO NETWORK INCORPORATED

SALEM RADIO PROPERTIES, INC.

SCA LICENSE CORPORATION

SRN NEWS NETWORK, INC.

SRN STORE, INC.

as Guarantors

By:	/s/ Christopher J. Henderson
Name: Christopher J. Henderson
Title: Executive Vice President, Legal and Human Resources, General Counsel and Board Secretary

11.

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Lauren Costales
	Name:	Lauren Costales
	Title:	Assistant Vice President

12.

Exhibit A

Notes Intercreditor Agreement